                                                                    EXHIBIT 99.1

                                                        SILVER TRIANGLE BUILDING
                                         25505 WEST TWELVE MILE ROAD, SUITE 3000
                                                       SOUTHFIELD, MI 48034-8339
                                                                  (248) 353-2700
                                                            CREDITACCEPTANCE.COM

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE

                                                            DATE: AUGUST 2, 2007

                                             INVESTOR RELATIONS: DOUGLAS W. BUSK
                                                                       TREASURER
                                                        (248) 353-2700 EXT. 4432
                                                         IR@CREDITACCEPTANCE.COM
                                                             NASDAQ SYMBOL: CACC

                           CREDIT ACCEPTANCE ANNOUNCES
                          SECOND QUARTER 2007 EARNINGS

SOUTHFIELD, MICHIGAN - AUGUST 2, 2007 - CREDIT ACCEPTANCE CORPORATION (NASDAQ:
CACC) (referred to as the "Company", "we", "our", or "us") announced consolidated net income of $12.3 million, or $0.39 per diluted share, for the three months ended June 30, 2007 compared to consolidated net income of $17.6 million, or $0.50 per diluted share for the same period in 2006. For the six months ended June 30, 2007 consolidated net income was $27.7 million, or $0.88 per diluted share, compared to consolidated net income of $34.8 million, or $0.94 per diluted share for the same period in 2006.

Refer to our Form 10-Q, filed today with the Securities and Exchange Commission, and which will appear on our website at creditacceptance.com, for a complete discussion of the results of operations and financial data for the three and six months ended June 30, 2007.

OPERATING RESULTS

Results for the three and six months ended June 30, 2007 compared to the same periods in 2006 include the following:

                                                   % CHANGE
                                       -------------------------------------
                                       THREE MONTHS ENDED   SIX MONTHS ENDED
                                          JUNE 30, 2007      JUNE 30, 2007
                                       ------------------   ----------------
   Consumer loan unit volume                  24.2%              25.4%
   Consumer loan dollar volume                40.5%              41.2%
   Number of active dealer-partners           29.5%              29.5%
   Total cash collections on loans            10.7%              10.8%
   Dealer holdback payments                    1.9%               9.3%
   Average consumer loan size                 13.1%              12.6%
   Total average loan portfolio size          23.3%              19.3%

The following table summarizes consumer loan origination dollar growth in each of the last six quarters compared with the same period in the previous year:

                                          YEAR OVER YEAR
                               GROWTH IN CONSUMER LOAN DOLLAR VOLUME
                              ---------------------------------------
                                 THREE MONTHS ENDED   % CHANGE
                              ---------------------   ---------------
                              March 31, 2006              10.3%
                              June 30, 2006                5.0%
                              September 30, 2006          27.8%
                              December 31, 2006           39.2%
                              March 31, 2007              41.6%
                              June 30, 2007               40.5%

      The following table summarizes the changes in active dealer-partners and corresponding Consumer Loan unit volume for the three months ended June 30, 2007 and 2006:

                                                                        THREE MONTHS ENDED JUNE 30,
                                                                    ----------------------------------

                                                                        2007        2006       % CHANGE
                                                                    ------------  ---------   ---------
Consumer Loan unit volume                                                  25,053    20,176        24.2%
Active dealer-partners (1)                                                 1,955      1,510         29.5%
                                                                    ------------  ---------
Average volume per dealer-partner                                           12.8       13.4        -4.5%

Consumer Loan unit volume from dealer-partners active both periods        15,967     15,898         0.4%
Dealer-partners active both periods                                        1,022      1,022         0.0%
                                                                    ------------  ----------
Average volume per dealer-partner active both periods                       15.6       15.6         0.0%

Consumer Loan unit volume from new dealer-partners                         4,331      1,085       299.2%
New active dealer-partners (2)                                               536        188       185.1%
                                                                    ------------  ---------
Average volume per new active dealer-partner                                 8.1        5.8        39.7%

Attrition (3)                                                              -21.2%     -19.9%


(1) Active dealer-partners are dealer-partners who submit at least one Consumer Loan during the period.

(2) New active dealer-partners are dealer-partners that have enrolled in our program and have submitted their first Consumer Loan to us during the period.

(3) Attrition is measured according to the following formula: decrease in Consumer Loan unit volume from dealer-partners who submitted at least one Consumer Loan during the comparable period of the prior year but who submitted no Consumer Loans during the current period divided by prior year comparable period Consumer Loan unit volume.

CONSUMER LOAN PERFORMANCE

Although the majority of loan originations are recorded in our financial statements as dealer loans, each transaction starts with a loan from the dealer-partner to the individual purchasing the vehicle. Since the cash flows available to repay the dealer loans are generated, in most cases, from the underlying consumer loan, the performance of the consumer loans is critical to our financial results. The following table presents forecasted consumer loan collection rates, advance rates, the spread (the forecasted collection rate less the advance rate), and the percentage of the forecasted collections that had been realized as of June 30, 2007. Payments of dealer holdback and accelerated payments of dealer holdback are not included in the advance percentage paid to the dealer-partner. All amounts are presented as a percentage of the initial balance of the consumer loan (principal + interest).

                             FORECASTED                        % OF FORECAST
     LOAN ORIGINATION YEAR  COLLECTION %  ADVANCE %  SPREAD %     REALIZED
     ---------------------  ------------  ---------  --------  -------------
     1997                       58.4%       47.9%      10.5%       99.9%
     1998                       67.5%       46.1%      21.4%       99.5%
     1999                       72.4%       48.7%      23.7%       98.7%
     2000                       72.9%       47.9%      25.0%       98.0%
     2001                       67.8%       46.0%      21.8%       97.3%
     2002                       71.0%       42.2%      28.8%       97.0%
     2003                       74.4%       43.4%      31.0%       96.3%
     2004                       74.0%       44.0%      30.0%       88.9%
     2005                       74.1%       46.9%      27.2%       74.5%
     2006                       70.7%       46.6%      24.1%       39.9%
     2007                       70.4%       46.4%      24.0%        7.2%

The following tables compare our forecast of consumer loan collection rates as of June 30, 2007, with the forecast as of March 31, 2007 and as of December 31, 2006:

                            JUNE 30, 2007            MARCH 31, 2007
LOAN ORIGINATION YEAR  FORECASTED COLLECTION %  FORECASTED COLLECTION %  VARIANCE
---------------------  -----------------------  -----------------------  --------
1997                           58.4%                     58.4%             0.0 %
1998                           67.5%                     67.4%             0.1 %
1999                           72.4%                     72.4%             0.0 %
2000                           72.9%                     72.9%             0.0 %
2001                           67.8%                     67.8%             0.0 %
2002                           71.0%                     70.8%             0.2 %
2003                           74.4%                     74.3%             0.1 %
2004                           74.0%                     74.1%            -0.1 %
2005                           74.1%                     74.0%             0.1 %
2006                           70.7%                     71.0%            -0.3 %

                            JUNE 30, 2007          DECEMBER 31, 2006
LOAN ORIGINATION YEAR  FORECASTED COLLECTION %  FORECASTED COLLECTION %  VARIANCE
---------------------  -----------------------  -----------------------  --------
1997                           58.4%                   58.4%               0.0 %
1998                           67.5%                   67.5%               0.0 %
1999                           72.4%                   72.4%               0.0 %
2000                           72.9%                   73.0%              -0.1 %
2001                           67.8%                   67.7%               0.1 %
2002                           71.0%                   70.7%               0.3 %
2003                           74.4%                   74.2%               0.2 %
2004                           74.0%                   73.9%               0.1 %
2005                           74.1%                   74.2%*             -0.1 %
2006                           70.7%                   71.1%*             -0.4 %
2007                           70.4%                   69.9%**             0.5 %

     * These forecasted collection percentages differ from those previously reported in our Annual Report on Form 10-K for the year ended December 31, 2006 and our 2006 earnings release as they have been revised for a seasonality factor. This seasonality factor was first applied during the first quarter of 2007. The following table compares our forecast of consumer loan collection rates as of June 30, 2007, with the forecast as of December 31, 2006, without the revised seasonality factors:

                                          JUNE 30, 2007          DECEMBER 31, 2006
              LOAN ORIGINATION YEAR  FORECASTED COLLECTION %  FORECASTED COLLECTION %   VARIANCE
              ---------------------  -----------------------  -----------------------  ----------
              2005                            74.2%                   73.8%               0.4%
              2006                            70.8%                   70.5%               0.3%

      Forecasted collection percentages prior to 2005 are not materially impacted by the seasonality factors.

      ** Collection percentage represents the initial forecasted collection percentage determined at origination for 2007 originations.

Collection results were generally consistent with our expectations.

ADJUSTED FINANCIAL RESULTS

Adjusted financial results are provided to help shareholders understand our financial performance. The financial data below is non-GAAP, unless labeled otherwise. We use adjusted financial information internally to measure financial performance and to determine incentive compensation. The tables below show our results following adjustments to reflect non-GAAP accounting methods. These adjustments are explained in the table footnotes and the subsequent "Floating Yield Adjustment" and "License Fee Yield Adjustment" sections. Measures such as adjusted average capital, adjusted net income, adjusted net income per diluted share, adjusted net income plus interest expense after-tax, adjusted return on capital, adjusted finance charge revenue, and economic profit are all non-GAAP financial measures.

Adjusted financial results for the three and six months ended June 30, 2007 compared to the same periods in 2006 include the following:

                                                         FOR THE THREE MONTHS ENDED         FOR THE SIX MONTHS ENDED
                                                                   JUNE 30,                         JUNE 30,
                                                    ----------------------------------  ----------------------------------
(Dollars in thousands, except per share data)           2007          2006    % CHANGE   2007             2006    % CHANGE
                                                    -----------  -----------  --------  -----------  -----------  --------
Adjusted average capital                            $   708,334  $   547,473      29.4% $   668,965  $   535,303      25.0%
Adjusted net income                                 $    14,254  $    16,952     -15.9% $    30,762  $    32,035      -4.0%
Interest expense after-tax                          $     5,962  $     3,566      67.2% $    11,183  $     5,817      92.2%
Adjusted net income plus interest expense after-tax $    20,216  $    20,518      -1.5% $    41,945  $    37,852      10.8%
Adjusted return on capital                                 11.4%        15.0%    -24.0%        12.5%        14.1%    -11.3%
Cost of capital                                             7.1%         8.2%    -13.4%         7.1%         8.4%    -15.5%
Economic profit                                     $     7,615  $     9,307     -18.2% $    18,062  $    15,256      18.4%
Diluted weighted average shares outstanding          31,312,139    35,433,944    -11.6%  31,297,484   37,029,956     -15.5%
Adjusted net income per diluted share               $      0.46  $      0.48      -4.2% $      0.98  $      0.87      12.6%

Economic profit decreased 18.2% for the three months ended June 30, 2007 and increased 18.4% for the six months ended June 30, 2007.

For the three months ended June 30, 2007, adjusted average capital grew at 29.4% while the adjusted return on capital declined from 15.0% to 11.4%. For the six month period, adjusted average capital grew at 25.0% while the adjusted return on capital declined from 14.1% to 12.5%. The adjusted return on capital for the 2007 period was negatively impacted by pricing changes implemented in the third quarter of 2006 and in the first quarter of 2007. In addition, the second quarter 2007 results were impacted by restricted stock awards granted during the first quarter of 2007 and higher than expected legal expenses (approximately $500,000 pre-tax). Restricted stock compensation expense pre-tax was $1.4 million and $1.8 million for the three and six months ended June 30, 2007 compared to $0.2 million and $0.3 million for the same periods in 2006.

Restricted stock awards granted during the first quarter of 2007 totaled $9.4 million. Awards granted included $7.9 million related to a restricted stock unit award and $1.5 million related to shares of restricted stock. The restricted stock unit award is not expected to be repeated annually and vests based on attaining certain performance criteria over a five-year period. The shares of restricted stock are part of the annual incentive compensation program and are granted annually based on attaining certain individual and company performance criteria. GAAP accounting requires the awards to be expensed so that more expense is recorded during the early years of the vesting period. The following table details how the expense will be recorded assuming performance targets are achieved (Dollars in thousands):

   FOR THE TWELVE MONTHS  RESTRICTED STOCK  RESTRICTED STOCK  TOTAL PROJECTED
     ENDED DECEMBER 31,      UNIT AWARD          AWARDS       EXPENSE (PRE-TAX)
   ---------------------  ----------------  ----------------  -----------------
           2007           $          3,407  $            725  $           4,132
           2008                      2,139               444              2,583
           2009                      1,285               178              1,463
           2010                        734                21                755
           2011                        325                 -                325
                          ----------------  ----------------  -----------------
                          $          7,890  $          1,368  $           9,258
                          ================  ================  =================

As previously reported, we made pricing changes in the third quarter of 2006 and in the first quarter of 2007. The pricing changes resulted in an increase in loan volume and a reduction in the return on capital of new originations. The Company's internal profitability models indicate that the yield on loans originated during the second quarter of 2007 is comparable to the loan yield realized on the loan portfolio during the second quarter of 2007.

Unit volume in July of 2007 increased 7.4% compared to the same period in 2006 and dollar volume increased 9.8% for the same periods. It is expected that origination growth will slow during the third quarter of 2007 for two reasons:
1) third quarter comparisons will reflect the impact of price reductions made in the third quarter of 2006 in both periods for the first time and, 2) we have raised prices modestly since the first quarter of 2007.

The following table shows how non-GAAP measures reconcile to GAAP measures:

                                                    FOR THE THREE MONTHS ENDED              FOR THE SIX MONTHS ENDED
                                                             JUNE 30,                               JUNE 30,
                                                -----------------------------------   -------------------------------------
(Dollars in thousands, except per share data)      2007          2006      % Change      2007          2006       % Change
                                                ----------   ----------   ---------   -----------   -----------   ---------
ADJUSTED NET INCOME
GAAP net income                                 $   12,330   $   17,606               $    27,690   $    34,803
Floating yield adjustment (after-tax)                  617          119                       699        (1,831)
License fee yield adjustment (after-tax)             1,144         (610)                    2,708        (1,272)
Adjustment resulting in comparable tax rate
  for both periods (1)                                 163         (163)                     (335)          335
                                                ----------   ----------               -----------   -----------
   Adjusted net income                          $   14,254   $   16,952       -15.9%  $    30,762   $    32,035        -4.0%
                                                ==========   ==========               ===========   ===========

ADJUSTED NET INCOME PER DILUTED SHARE           $     0.46   $     0.48        -4.2%  $      0.98   $      0.87        12.6%
Diluted weighted average shares outstanding:    31,312,139   35,433,944       -11.6%   31,297,484    37,029,956       -15.5%

ADJUSTED AVERAGE CAPITAL
GAAP average debt                               $  473,141   $  256,162               $   442,928   $   205,900
GAAP average shareholders' equity                  233,465      293,401                   225,721       330,752
Floating yield adjustment                            8,073        4,633                     7,330         5,016
License fee yield adjustment                        (6,345)      (6,723)                   (7,014)       (6,365)
                                                ----------   ----------               -----------   -----------
   Adjusted average capital                     $  708,334   $  547,473        29.4%  $   668,965   $   535,303        25.0%
                                                ==========   ==========               ===========   ===========

ADJUSTED RETURN ON CAPITAL
Adjusted net income                             $   14,254   $   16,952               $    30,762   $    32,035
Interest expense after-tax (2)                       5,962        3,566                    11,183         5,817
                                                ----------   ----------               -----------   -----------
   Adjusted net income plus interest expense
    after-tax                                   $   20,216   $   20,518        -1.5%  $    41,945   $    37,852        10.8%
                                                ==========   ==========               ===========   ===========

   Adjusted return on capital (3)                    11.4%        15.0%       -24.0%         12.5%         14.1%      -11.3%
                                                ==========   ==========               ===========   ===========

ECONOMIC PROFIT
Adjusted return on capital                            11.4%        15.0%                     12.5%         14.1%
Cost of capital (4)                                    7.1%         8.2%                      7.1%          8.4%
                                                ----------   ----------               -----------   -----------
Adjusted return on capital in excess of cost
  of capital                                           4.3%         6.8%                      5.4%          5.7%
Adjusted average capital                        $  708,334   $  547,473               $   668,965   $   535,303
                                                ----------   ----------               -----------   -----------
   Economic profit                              $    7,615   $    9,307       -18.2%  $    18,062   $    15,256        18.4%
                                                ==========   ==========               ===========   ===========


(1) This adjustment allows the reader to compare the current period to the prior period assuming a comparable tax rate in both periods. We estimate a 37% long term effective tax rate.

(2)   Interest expense after-tax calculated using a 37% tax rate.

(3) Adjusted return on capital is defined as annualized adjusted net income plus interest expense after-tax divided by adjusted average capital.

(4) The cost of capital includes both a cost of equity and a cost of debt. The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt. The formula utilized for determining the cost of equity capital is as follows:
      (the average 30 year treasury rate + 5%) + [(1 - tax rate) x (the average 30 year treasury rate + 5% - pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)]. For the three and six months ended June 30, 2007, the average 30 year treasury rate was 4.9% and the pre-tax average cost of debt was 8.0%.

FLOATING YIELD ADJUSTMENT

The purpose of this adjustment is to modify the calculation of our GAAP-based finance charge revenue so that favorable and unfavorable changes in expected cash flows from loans receivable are treated consistently. To make the adjustment understandable, we must first explain how GAAP requires us to account for finance charge revenue, our primary revenue source.

Finance charge revenue equals the cash inflows from our loan portfolio less cash outflows to acquire the loans. Our GAAP finance charge revenue is based on estimates of future cash flows and is recognized on a level-yield basis over the estimated life of the loan. With the level-yield approach, the amount of finance charge revenue recognized from a loan in a given period, divided by the loan asset, is a constant percentage. Under GAAP, favorable changes in expected cash flows are treated as increases to the yield and are recognized over time, while unfavorable changes are recorded as a current period expense. The non-GAAP methodology that we use (the "floating yield" method) is identical to the GAAP approach except that, under the "floating yield" method, all changes in expected cash flows (both positive and negative) are treated as yield adjustments and therefore impact earnings over time. The GAAP treatment always results in a lower carrying value of the loan receivable asset, but may result in either higher or lower earnings for any given period depending on the timing and amount of expected cash flow changes.

We believe floating yield earnings are a more accurate reflection of the performance of our business, since both favorable and unfavorable changes in estimated cash flows are treated consistently.

LICENSE FEE YIELD ADJUSTMENT

The purpose of this adjustment is to make the revenue from license fees comparable across time periods. In 2001, we began charging dealer-partners a monthly licensing fee for access to our internet-based Credit Approval Processing System, also known as CAPS.

Effective January 1, 2007, we implemented a change in the way these fees are charged designed to positively impact dealer-partner attrition. We continue to charge a monthly license fee of $599, but instead of collecting the fee in the current period, we will collect it from future dealer holdback payments.

As a result of this change, we now record license fees on a GAAP basis as a yield adjustment, recognizing these fees as finance charge revenue over the term of the dealer loan because collection is dependent on the future cash flows of the loan. Previously, we had recorded the fee as license fee revenue in the month the fee was charged. The new GAAP treatment is more consistent with the cash economics of the business.

To allow for proper comparisons between periods, we now make an adjustment to our financial results as though they had always been recorded as a yield adjustment. This change is shown as the license fee yield adjustment in the adjusted financial results table above.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of its forward-looking statements. Certain statements in this release that are not historical facts, such as those using terms like "may," "will," "should," "believe," "expect," "anticipate," "assume," "forecast," "estimate," "intend," "plan" and those regarding our future results, plans and objectives, are "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this release. While we believe that our forward-looking statements are reasonable, actual results could differ materially since the statements are based on our current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A of our Form 10-K for the year ended December 31, 2006, other risk factors discussed herein or listed from time to time in our reports filed with the Securities and Exchange Commission and the following:

      - Our inability to accurately forecast the amount and timing of future collections could have a material adverse effect on our results of operations.

      - Due to increased competition from traditional financing sources and non-traditional lenders, we may not be able to compete successfully.

      - Our ability to maintain and grow the business is dependent on our ability to continue to access funding sources and obtain capital on favorable terms.

      - We may not be able to generate sufficient cash flow to service our outstanding debt and fund operations.

      - The substantial regulation to which we are subject limits the business, and such regulation or changes in such regulation could result in potential liability.

      - Adverse changes in economic conditions, or in the automobile or finance industries or the non-prime consumer finance market, could adversely affect our financial position, liquidity and results of operations and our ability to enter into future financing transactions.

      - Litigation we are involved in from time to time may adversely affect our financial condition, results of operations and cash flows.

      - We are dependent on our senior management and the loss of any of these individuals or an inability to hire additional personnel could adversely affect our ability to operate profitably.

      - Natural disasters, acts of war, terrorist attacks and threats or the escalation of military activity in response to such attacks or otherwise may negatively affect our business, financial condition and results of operations.

Other factors not currently anticipated by management may also materially and adversely affect our results of operations. We do not undertake, and expressly disclaims any obligation, to update or alter our statements whether as a result of new information, future events or otherwise, except as required by applicable law.

DESCRIPTION OF CREDIT ACCEPTANCE CORPORATION

Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history. Our product is offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.

Without our product, consumers are often unable to purchase a vehicle or they purchase an unreliable one and are not provided the opportunity to improve their credit standing. As we report to the three national credit reporting agencies, a significant number of our consumers improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the NASDAQ under the symbol CACC. For more information, visit creditacceptance.com

                          CREDIT ACCEPTANCE CORPORATION
                         CONSOLIDATED INCOME STATEMENTS
                                   (UNAUDITED)

(Dollars in thousands, except per share data)             THREE MONTHS ENDED          SIX MONTHS ENDED
                                                                JUNE 30,                   JUNE 30,
                                                       ------------------------   ---------------------------
                                                          2007          2006         2007           2006
                                                       -----------   ----------   -----------    ------------
REVENUE:
 Finance charges                                       $    54,084   $    47,919  $   105,497    $     93,926
 License fees                                                   84         3,204          166           6,101
 Other income                                                4,118         3,958        9,974           8,080
                                                       -----------   -----------  -----------    ------------
  Total revenue                                             58,286        55,081      115,637         108,107
                                                       -----------   -----------  -----------    ------------

COSTS AND EXPENSES:
 Salaries and wages                                         13,092         9,965       24,953          20,559
 General and administrative                                  7,359         6,297       13,276          13,062
 Sales and marketing                                         4,144         3,406        8,616           7,765
 Provision for credit losses                                 3,798         2,641        7,671           3,165
 Interest                                                    9,463         5,660       17,751           9,234
 Other expense                                                  33            55           58             137
                                                       -----------   -----------  -----------    ------------
  Total costs and expenses                                  37,889        28,024       72,325          53,922
                                                       -----------   ----------   -----------    ------------
Operating income                                            20,397        27,057       43,312          54,185
 Foreign currency gain                                          34             6           38              11
                                                       -----------   -----------  -----------    ------------
Income from continuing operations before
    provision for income taxes                              20,431        27,063       43,350          54,196
 Provision for income taxes                                  7,938         9,364       15,470          19,292
                                                       -----------   -----------  -----------    ------------
Income from continuing operations                           12,493        17,699       27,880          34,904
                                                       -----------   -----------  -----------    ------------
Discontinued operations
 Loss from discontinued United Kingdom operations             (233)         (132)        (271)           (145)
 Credit for income taxes                                       (70)          (39)         (81)            (44)
                                                       -----------   -----------  -----------    ------------
 Loss on discontinued operations                              (163)          (93)        (190)           (101)
                                                       -----------   -----------  -----------    ------------
Net income                                             $    12,330   $    17,606  $    27,690    $     34,803
                                                       ===========   ===========  ===========    ============

Net income per common share:
 Basic                                                 $      0.41   $      0.53  $      0.92    $       1.01
                                                       ===========   ===========  ===========    ============
 Diluted                                               $      0.39   $      0.50  $      0.88    $       0.94
                                                       ===========   ===========  ===========    ============

Income from continuing operations per common share:
 Basic                                                 $      0.41   $      0.54  $      0.93    $       1.01
                                                       ===========   ===========  ===========    ============
 Diluted                                               $      0.40   $      0.50  $      0.89    $       0.94
                                                       ===========   ===========  ===========    ============

Loss from discontinued operations per common share:
 Basic                                                 $     (0.01)  $     (0.00) $     (0.01)   $      (0.00)
                                                       ===========   ===========  ===========    ============
 Diluted                                               $     (0.01)  $     (0.00) $     (0.01)   $      (0.00)
                                                       ===========   ===========  ===========    ============

Weighted average shares outstanding:
 Basic                                                  30,140,590    32,979,572   30,097,387      34,554,605
 Diluted                                                31,312,139    35,433,944   31,297,484      37,029,956


                          CREDIT ACCEPTANCE CORPORATION
                           CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)                               AS OF
                                                                   -------------------------
                                                                   JUNE 30,     DECEMBER 31,
                                                                     2007           2006
                                                                  (UNAUDITED)
                                                                  -----------   ------------
                     ASSETS:
 Cash and cash equivalents                                        $     1,829   $      8,528
 Restricted cash and cash equivalents                                  72,327         45,609
 Restricted securities available for sale                               3,763          3,564

 Loans receivable (including $17,797 and $23,038 from
 affiliates as of June 30, 2007 and December 31,
 2006, respectively)                                                  873,441        754,571
 Allowance for credit losses                                         (129,282)      (128,791)
                                                                  -----------   ------------
   Loans receivable, net                                              744,159        625,780
                                                                  -----------   ------------
 Property and equipment, net                                           17,209         16,203
 Income taxes receivable                                                4,504         11,734
 Other assets                                                          12,806         13,795
                                                                  -----------   ------------
   Total Assets                                                   $   856,597   $    725,213
                                                                  ===========   ============

         LIABILITIES AND SHAREHOLDERS' EQUITY:
LIABILITIES:
 Accounts payable and accrued liabilities                         $    80,842   $     78,294
 Line of credit                                                        44,500         38,400
 Secured financing                                                    432,631        345,144
 Mortgage note and capital lease obligations                            8,017          8,631
 Deferred income taxes, net                                            50,750         44,397
                                                                  -----------   ------------
   Total Liabilities                                                  616,740        514,866
                                                                  -----------   ------------

SHAREHOLDERS' EQUITY:
 Preferred stock, $.01 par value, 1,000,000 shares
 authorized, none issued                                                    -              -
 Common stock, $.01 par value, 80,000,000 shares
  authorized, 30,314,956 and 30,179,959 shares
  issued and outstanding as of June 30, 2007 and
  December 31, 2006, respectively                                         303            302
 Paid-in capital                                                        2,730            828
 Retained earnings                                                    236,856        209,253
 Accumulated other comprehensive loss, net of tax
  of $17 and $19 at June 30, 2007 and
  December 31, 2006, respectively                                         (32)           (36)
                                                                  -----------   ------------
   Total Shareholders' Equity                                         239,857        210,347
                                                                  -----------   ------------
   Total Liabilities and Shareholders' Equity                     $   856,597   $    725,213
                                                                  ===========   ============